Exhibit 23.1.a

CONSENT OF COUNSEL

As Executive Vice President-Corporate and Shared Services and Secretary of Great Plains Energy Incorporated, I have reviewed the statements as to matters of law and legal conclusions in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and consent to the incorporation by reference of such statements in the Company's previously-filed Form S-3 Registration Statements (Registration No. 333-97263 and Registration No. 333-87190) and Form S-8 Registration Statements (Registration No. 33-45618 and Registration No. 333-98781).

/s/Jeanie Sell Latz
Jeanie Sell Latz

Kansas City, Missouri
March 10, 2004